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                                                                EXHIBIT 10.13


                               OPERATING AGREEMENT

                                       OF

                                  KH-JCN, L.C.


         THE UNDERSIGNED, desiring to form a limited liability company pursuant to the Missouri Limited Liability Company Act (the "ACT"), do hereby enter into this operating agreement (the "OPERATING AGREEMENT") as of this 21st day of November, 1997.

         WHEREAS, the undersigned owners of interests in the limited liability company to which this Operating Agreement pertains have caused the limited liability company, KH-JCN, L.C., to be formed under the Act; and

         WHEREAS, such Members do hereby adopt this Operating Agreement as the Operating Agreement of the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

         1.1 "ACT" means the Missouri Limited Liability Company Act, as amended from time to time.

         1.2 "ACT OF INSOLVENCY" shall be deemed to have occurred in the event a
Member:

             1.2.1 Files a voluntary petition under the Bankruptcy Code or there shall be an order for relief entered against it under the Bankruptcy Code;

             1.2.2 Causes or suffers the appointment of a receiver, trustee or other similar party for or over all or substantially all of its assets;

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             1.2.3 Makes a general assignment for the benefit of its creditors;

             1.2.4 Suffers the attachment or charging of its Interest by any creditor.

         1.3 "ADDITIONAL REQUIRED CONTRIBUTION" means an amount to be paid by the Members to the capital of the Company upon the call for an additional capital contribution by the Management Committee approved by all Members pursuant to Section 3.3. The amount of each Member's share of an Additional Required Contribution shall be determined in such manner as the Members unanimously approve in connection with their approval of the call for such capital.

         1.4 "APPRAISED REAL ESTATE VALUE" means the fair market value of any real estate owned by the Company, as determined by the Real Estate Appraiser.

         1.5 "APPRAISED SECURITIES VALUE" means the fair market value of the JCN Stock or any other Investment Asset owned by the Company, determined by the Securities Appraiser, and, in the case of the JCN Stock or the Replacement Securities, as if the JCN Stock or Replacement Securities were immediately and freely transferable, without restriction, in a Liquid Market on an Established Exchange.

         1.6 "CALL RIGHT" means any one of the Initial Call Right described in
Section 3.1, the First Option Call Right described in Section 3.4.2, and the Second Option Call Right described in Section 3.4.4, and "CALL RIGHTS" means all of the foregoing.

         1.7 "CAPITAL CONTRIBUTION" means the cash or Gross Asset Value of any contribution of a Member to the Company as part of (i) the Initial Capital Contribution or any Additional Required Contribution with respect to such Member's Interest, or (ii) the contributions made by JCN or KHC upon the exercise of the First Option and the Second Option as hereinafter set forth.

         1.8 "CAPITAL PROCEEDS FROM M&L ASSETS" means the funds received from the sale (other than in connection with the dissolution and liquidation of the Company), financing, or refinancing of M&L Assets, after deducting the costs and expenses of the transaction generating such funds (including any debts being satisfied in connection therewith and reserves established to acquire additional or replacement M&L Assets), less, in the case of a sale, so much of such net funds as does not exceed the "Book Gain" (as defined in Section 5.1(iv) below) on such sale.

         1.9 "CASH FROM M&L OPERATIONS" means the gross cash proceeds from the M&L Operations and, in the case of a sale of M&L Assets, so much of the net funds from such sale as does not exceed the Book Gain on such sale, less the portion of such proceeds or net funds used to pay or establish reserves for the Company's expenses (operating or




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capital), debt payments and contingencies, all in respect of M&L Operations and as determined by the Management Committee to be reasonably necessary consistent with historical practices, plus any amounts which the Management Committee determines no longer need to be held as reserves.

         1.10 "CHANGE IN CONTROL" shall mean the happening of any of the following events:

              1.10.1 Any Person becomes, after the date of this Agreement, the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of JCN representing more than 50% of either the then outstanding shares of common stock of JCN or the Combined Voting Power of JCN's then outstanding securities;

              1.10.2 The following individuals ("Incumbent Directors") cease for any reason to constitute a majority of the number of directors then serving on the board of JCN: individuals who, on the date of execution of this Operating Agreement, constitute the board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of JCN) whose appointment by the board or nomination for election by JCN's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of execution of this Operating Agreement or whose appointment, election or nomination for election was previously so approved;

              1.10.3 The JCN stockholders approve a merger, consolidation, statutory share exchange or similar form of corporate transaction involving JCN or any of its subsidiaries that requires the approval of the JCN stockholders, whether for such transaction or the issuance of securities in the transaction, unless immediately following such transaction: (i) more than 50% of the total voting power of (A) the corporation resulting from such transaction (the "Survivor"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Survivor (the "Parent"), is represented by shares of JCN Stock that were outstanding immediately prior to the transaction (or, if applicable, is represented by shares into which the JCN Stock were converted pursuant to the transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the JCN Stock among the holders thereof immediately prior to the transaction; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Survivor or the Parent or any person which beneficially owned, immediately prior to such transaction, directly or indirectly, 25% of more of the JCN Stock (a "JCN 25% Shareholder")) would become the beneficial owner,


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directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent (or, if there is no Parent, of the Survivor) and no JCN 25% Shareholder would increase its percentage of such total voting power; and (iii) at least a majority of the members of the board of directors of the Parent (or, if there is no Parent, the Survivor) following the consummation of the transaction were Incumbent Directors at the time of the JCN board's approval of the execution of the initial agreement providing for such transaction; or

                  1.10.4 The JCN stockholders approve of a plan of complete liquidation or dissolution of JCN or a sale of all or substantially all of JCN's assets.

         For purposes of the above definition of Change in Control, "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) JCN or any entity in which JCN directly or indirectly owns at least a majority interest, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of JCN or any of its subsidiaries,
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) any entity resulting from a reorganization, combination, reclassification, or other corporate restructuring where, immediately thereafter, the interests in JCN are held directly or indirectly in substantially the same proportions by substantially the same shareholders as previously held JCN stock.

         1.11 "COMBINED VOTING POWER" means the Combined Voting Power of JCN's then outstanding voting securities generally entitled to vote in the election of directors.

         1.12 "COMPANY" means KH-JCN, L.C., a Missouri limited liability company.

         1.13 "COMPANY PROPERTY" means all properties, assets and interests (whether real or personal, tangible or intangible) now or hereafter owned or held by the Company.

         1.14 "CURRENT ASSETS" means the Company's cash, accounts receivable and other cash-equivalent or liquid assets, as reflected from time to time on the Company's balance sheet (audited or unaudited).

         1.15 "EBITDA" means Earnings Before Interest, Taxes, Depreciation and Amortization, as modified and calculated in accordance with the formula set forth on Schedule 1.15 attached hereto and incorporated herein by reference.

         1.16 "ESTABLISHED EXCHANGE" means the New York Stock Exchange, American Stock Exchange, or similar established national stock exchange or NASDAQ Quotation System.

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         1.17 "FAIR MARKET VALUE" means: (i) the average of the closing bid and asked prices (or the closing price per share if the JCN Stock or any other Investment Asset is listed on an Established Exchange) of the JCN Stock or any other Investment Asset, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by NASDAQ Quotation System or such other Established Exchange or the Appraised Securities Value, if the JCN Stock or other Investment Asset is not listed on an Established Exchange); (ii) the Appraised Real Estate Value of any real estate owned by the Company (including real estate acquired in a Permitted Acquisition described in Section 1.47(a) below); and (iii) for an entire Call Right or partial Call Right, the value of the JCN Stock or Replacement Securities to be issued upon exercise of such Call Right, determined as set forth in subsection (i) above.

         1.18 "GLOBAL MANAGEMENT AGREEMENT" means the agreement by and between JCN and the Company, dated as of the date of this Agreement and relating to the management and listing services to be provided to JCN by the Company.

         1.19 "GROSS ASSET VALUE" means the gross fair market value, as determined by agreement of all of the Members (unless otherwise set forth or identified in this Agreement), of an asset, other than cash, contributed by a Member or revalued by the Company pursuant to a Deemed Sale Exercise (as defined in Section 3.6), as of the time the contribution was made to the Company or the Deemed Sale Date (as defined in Section 3.6), as the case may be.

         1.20 "INITIAL CAPITAL CONTRIBUTION" means the initial contribution by each Member to the capital of the Company as set forth opposite the Member's name in Section 3.1.

         1.21 "INTEREST" means all of a Member's right and interest in the Company.

         1.22 "INVESTMENT ASSET" means any security, including the JCN Stock, held by the Company for investment purposes.

         1.23 "JCN" means J.C. Nichols Company.

         1.24 "JCN MEMORANDUM ACCOUNT" means a memorandum account separate from the Company's general ledger, which will be maintained, through December 31, 2001, as follows:

              (i) There shall be credited to the JCN Memorandum Account (A) the amount of the JCN Preferred Return accrued to date, (B) the amount of any "loan" made to offset an NOI Deficiency pursuant to Section 8.2.2(ii), and (C) the amount of any cash recontributed by JCN to the Company pursuant to Section 4.2.2; and


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            (ii) There shall be debited against the JCN Memorandum Account
         (A) the amount of each distribution to JCN pursuant to Section 4.2.1(i), (B) the amount of each distribution to JCN pursuant to
         Section 10.3.6, (C) the amount of each distribution to JCN pursuant to
         Section 4.2.1(iv) prior to the effective date of JCN's exchange for the First Additional Interest, (D) 60% of each distribution to JCN pursuant to Section 4.2.1(iv) on or after the effective date of JCN's exchange for the First Additional Interest, and (E) the amount of any "loan" repaid out of NOI Surplus pursuant to Section 8.2.1(i).

Effective on January 1, 2002, the JCN Memorandum Account will be canceled and will no longer be relevant to the determination of future Company distributions. The positive balance, if any, of the JCN Memorandum Account immediately prior to such cancellation shall be referred to as the "JCN CANCELLATION AMOUNT".

         1.25 "JCN INTEREST' means the Interest of JCN, as such Interest may be increased or decreased over time, and as such Interest may be transferred to others pursuant to the terms hereof.

         1.26 "JCN PREFERRED RETURN" means an amount which shall accrue daily from January 1, 1998, through the earlier of December 31, 2001, or the date the Manager is removed over KHC's objection, at a rate equal to (i) twelve percent (12%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, of the average daily balance of (ii) the excess, if any, of (A) the sum of Three Million Dollars ($3,000,000), over (B) all distributions made to JCN pursuant to Section 4.3.

         1.27 "JCN PROPERTIES" means the real property owned by JCN that is managed or leased by the Company pursuant to the Global Management Agreement.

         1.28 "JCN STOCK" means shares of common stock of J.C. Nichols
Company.

         1.29 "KHC" means Kessinger/Hunter & Company, Inc.

         1.30 "KHC MEMORANDUM ACCOUNT" means a memorandum account separate from the general ledger, which will be maintained as follows:

                  (i) There shall be credited to the KHC Memorandum Account (A) the amount of the KHC Subordinated Return accrued to date and (B) the amount of any cash recontributed by KHC to the Company pursuant to
         Section 4.2.2; and

                  (ii) There shall be debited against the KHC Memorandum Account the amount of each distribution to KHC pursuant to Sections 4.2.1(ii), 4.2.1(iv) and 10.3.7.

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Effective on January 1, 2002, the KHC Memorandum Account will be cancelled and will no longer be relevant to the determination of future Company distributions. The positive balance, if any, of the KHC Memorandum Account immediately prior to such cancellation shall be referred to as the "KHC CANCELLATION AMOUNT".

         1.31 "KHC INTEREST" means the Interest of KHC, as such Interest may be increased or decreased over time, and as such Interest may be transferred to others pursuant to the terms hereof.

         1.32 "KHC SUBORDINATED RETURN" means an amount accruing daily equal to the product of (i) the JCN Preferred Return accruing for such day, multiplied by
(ii) a fraction, the numerator of which is the KHC Percentage Interest and the denominator of which is the JCN Percentage Interest, both determined as of the beginning of such day.

         1.33 "LIQUID MARKET" means a market on which there occurs a sufficient volume of trades of the subject securities to permit the sale of such securities within a twenty (20) trading day period without depressing the price of such securities to any measurable extent.

         1.34 "MAJOR CAPITAL EVENT" means a Change in Control, a tender offer for all or part of the JCN Stock, or approval by the JCN Board of Directors of, or a recommendation by the JCN Board of Directors that the Shareholders approve: a proposed merger or consolidation in which JCN would not be the surviving entity; a proposed recapitalization after which the equity ownership now represented by the JCN Stock no longer would remain outstanding; a proposed sale of all or substantially all of the assets of JCN; a proposed statutory share exchange or similar form of corporate transaction involving JCN; or any other proposal for a transaction which, if consummated, would result in a Change in Control.

         1.35 "MAJORITY IN INTEREST" means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the Percentage Interests at the time such Majority in Interest is determined.

         1.36 "MANAGER" means a person or an entity designated as a Manager of the Company in this Operating Agreement or subsequently chosen as a Manager of the Company pursuant to Section 7.1.

         1.37 "MANAGEMENT COMMITTEE" means the committee selected pursuant to
Section 7.1 below. "MANAGEMENT COMMITTEE MEMBER" means each person serving on the Management Committee.


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         1.38 "MEMBERS" means those persons or entities who are members of the
Company from time to time.

         1.39 "M&L ASSETS" means all property owned by the Company and used in or held for use in the M&L Operations, excluding the Current Assets and the Work in Process.

         1.40 "M&L OPERATIONS" means the property, project, or construction management and property leasing and sales brokerage efforts of the Company, as well as the temporary investment of any Company cash generated by such activities in accordance with this Agreement.

         1.41 "NOI" means net operating income from the JCN Properties for the calendar year, calculated in accordance with accounting principles as set forth in Schedule 1.41.

         1.42 "NOI MEMORANDUM ACCOUNT" means a memorandum account separate from the general ledger, which will be maintained as follows:

              (i) There shall be credited to the NOI Memorandum Account the amount, if any, determined pursuant to Section 8.2.1(iii) for any year; and

              (ii) There shall be debited against the NOI Memorandum Account the amount, if any, applied to reduce an NOI Deficiency pursuant to
         Section 8.2.2.(i).

         1.43 "NON-M&L ASSETS" means all Company Property (including, without limitation, the Investment Assets) other than M&L Assets, Current Assets and Work in Process.

         1.44 "NON-M&L DISTRIBUTABLE CASH" means all gross cash proceeds from the Non-M&L Operations and the sale (other than in connection with the dissolution and liquidation of the Company), financing or refinancing of the Non-M&L Assets, less the portion thereof used to pay or establish reserves for the Company's expenses, debt payments, and contingencies, all in respect of Non-M&L Operations and as determined by the Management Committee to be reasonably consistent with historical practices, plus any amounts which the Management Committee determines no longer to be held as such reserves.

         1.45 "NON-M&L OPERATIONS" means the ownership and operation of the Non-M&L Assets, as well as the temporary investment of any Company cash generated by such activities in accordance with this Agreement.



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         1.46 "PERCENTAGE INTEREST" means, with respect to any Member, such
Member's ownership interest in the Company, as a percentage of all ownership interests in the Company. KHC's Percentage Interest and JCN's Percentage Interest shall initially be seventy (70) and thirty (30) percent, respectively.

         1.47 "PERMITTED ACQUISITIONS" means (a) investments in commercial real estate projects in the Greater Kansas City metropolitan area (for the Company's own use or for rental to others) designated by KHC, (b) the acquisition of one or more real estate service businesses that would be complementary to the M&L Operations, as approved by KHC, (c) JCN Stock purchased from persons other than JCN, (d) cash applied to satisfy working capital needs of the M&L Operations,
(e) an entire Call Right, and (f) a partial Call Right.


         1.48 "REAL ESTATE APPRAISER" means an MAI appraiser who shall have been engaged in the practice of commercial real estate appraisal in the Kansas City, Missouri area for at least ten (10) years and who shall be selected as follows. The Members shall work together to agree upon a Real Estate Appraiser, or failing to reach such agreement within ten (10) days, each Member shall select a person who meets the qualifications set forth in the first sentence of this definition, and the persons so selected shall be directed to promptly (and in any event within ten (10) days after their selection) select a different person meeting such qualifications to serve as the Real Estate Appraiser. If no Real Estate Appraiser is selected on a timely basis, any Member may submit a written request to the President of the Kansas City Board of Realtors, or any successor organization, to select a person or entity to serve as the Real Estate Appraiser.

         1.49 "REPLACEMENT SECURITIES" means any securities other than JCN Stock, acquired upon an exercise of a Call Right and any securities distributed in respect of any such stock or securities.

         1.50 "SECURITIES APPRAISER" means a nationally recognized investment banking firm selected by JCN and reasonably acceptable to KHC.

         1.51 "TAXABLE YEAR" means the taxable year of the Company as determined pursuant to rules of all Taxing Jurisdictions.

         1.52 "TAXING JURISDICTION" means any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income attributable to the Company.

         1.53 "TRANSFER" means both the passage and the act of effecting the passage of a legal or equitable interest in a Member's Interest pursuant to a sale, exchange, gift, assignment, pledge, grant of a security interest, foreclosure, garnishment, or other




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conveyance, disposition, or encumbrance and includes without limitation the passage of any such interest by judicial order, bequest, intestate succession, or other operation of law.

         1.54 "TRANSFEREE" means each person who acquires by Transfer all or any portion of a Member's Interest, but is not admitted to the Company as a substituted Member pursuant to this Operating Agreement, and each person who becomes a Transferee pursuant to a specific provision of this Operating Agreement.

         1.55 "UNRETURNED CAPITAL" means, with respect to each Member, the excess of the aggregate Capital Contributions made by the Member, over the distributions made to such Member pursuant to Sections 4.2.1(iii), 4.3 and 10.3.4.

         1.56 "WORK IN PROCESS" means, as of a given date, (i) rental, lease and sales contracts signed and other work completed, but for which all fees or commissions have not yet been received, and (ii) construction, management and similar service agreements for which a reasonably measurable percentage of the work has been completed (to the extent of such measurable percentage completed), but for which payment has not yet been received.


                                    SECTION 2
                                  ORGANIZATION

         2.1 ORGANIZATION. The Members hereby organize the Company as a Missouri limited liability company pursuant to the provisions of the Act. The Members hereby ratify and accept all acts of the organizers of the Company taken on behalf of the Company prior to and including the filing of the Articles of Organization of the Company.

         2.2 OPERATING AGREEMENT. The Members executing this Operating Agreement hereby agree to the terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms, except to the extent inconsistent with, or contrary to, the provisions of the Act or any other law.

         2.3 NAME. The name of the company is KH-JCN, L.C. and all business of the Company shall be conducted under that name; provided that at any time on or after January 1, 1998, the Manager shall be authorized to cause the Company to change its name to "Kessinger/Hunter & Company, L.C."

         2.4 EFFECTIVE DATE. This Operating Agreement is effective on the date hereof to bind the Members as set forth herein; provided, however, that Initial Capital Contributions shall be made to the Company effective as of January 1, 1998, and the

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Company's operation of its business, in accordance with the terms of this
Operating Agreement, shall begin on such date and not before.

         2.5 TERM. The Company shall be dissolved and its affairs wound up in accordance with this Operating Agreement and the Act on December 31, 2057, unless its term shall be extended by amendment to this Operating Agreement and the Articles of Organization, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

         2.6 PRINCIPAL OFFICE. The principal office of the Company shall be located at 2600 Grand Avenue, Suite 700, Kansas City, Missouri 64108, or at such other place as the Manager may determine from time to time.

         2.7 REGISTERED OFFICE AND REGISTERED AGENT. The location of the registered office shall be at such place as the Manager may determine from time to time. The name of the registered agent of the Company in the State of Missouri shall be as stated in the Articles of Organization or as shall be determined from time to time by the Manager and on file in the appropriate public offices of the State of Missouri pursuant to applicable provisions of law.

         2.8 NATURE OF BUSINESS. The Company shall be engaged in the primary business of managing and leasing real property and making Permitted Acquisitions and may engage in any other lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business.


                                    SECTION 3
                       CAPITAL CONTRIBUTIONS AND ACCOUNTS

         3.1 INITIAL CAPITAL CONTRIBUTIONS. On January 1, 1998, each Member shall transfer and convey to the Company as a contribution to the capital of the Company (the "Initial Capital Contributions") the assets, and shall receive a Percentage Interest in the Company, as set forth opposite the Member's respective name below:


    MEMBER:                       INITIAL CAPITAL CONTRIBUTION:                           PERCENTAGE
                                                                                          INTEREST:
      JCN        $4,285,714, in cash                                                         30%
      KHC        Assets, as set forth on Schedule 3.1A attached                              70%
                 hereto

The Gross Asset Value of the Initial Capital Contribution of KHC shall be $10,000,000, and such value shall be credited to KHC's Capital Account. JCN shall receive a credit to its Capital Account equal to its $4,285,714 cash Initial Capital Contribution. JCN further agrees, as part of its Initial Capital Contribution (but with no other or further credit to JCN's Capital Account), at the option of KHC as provided in Section 3.2, to sell to the Company the Initial Call Right, dated January 1, 1998, in the form attached hereto as Exhibit 3.1B, at any time prior to March 2, 1998, for a price equal to $4,285,680, or to sell to the Company a partial Initial Call Right on the terms described in Section 3.2.2. The number of "Shares Subject to Exercise" under the Initial Call Right shall be 76,530 shares of JCN Stock, which shall be adjusted in the manner set forth in the Initial Call Right for adjustments upon changes in capitalization occurring between the date of this Agreement and the date of the Initial Call Right. In connection with each of JCN's sales to the Company of a Call Right, JCN shall cause its regular outside counsel to deliver a legal opinion to the Company (in form and substance satisfactory to the Company) that the Call Right or partial Call Right, as the case may be, is enforceable in accordance with its terms.

         3.2 USE OF JCN INITIAL CAPITAL CONTRIBUTION. Prior to March 2, 1998, KHC shall have the exclusive authority to cause the Company to use JCN's Initial Capital Contribution to:

             3.2.1  Make one or more of the Permitted Acquisitions; and

             3.2.2 If KHC shall cause the Company to effect a combination of such Permitted Acquisitions and purchase a partial Initial Call Right, such partial Initial Call Right shall be in the form of the Initial Call Right, but with the number of Shares Subject to Exercise under the Initial Call Right reduced to a number equal to the quotient of the remaining portion of the JCN Initial Contribution (determined after the expenditures described in Sections 1.47(a), (b), (c) and (d), divided by $56.00.

         3.3 ADDITIONAL CAPITAL CONTRIBUTIONS. If and to the extent that the Members unanimously determine that additional capital contributions are appropriate or necessary for the operation of the business of the Company and unanimously agree on the respective shares of such additional capital contribution to be contributed by each Member, the Management Committee shall, by written notice, call for Additional Required Contributions to the capital of the Company. Within fifteen (15) days following the issuance of such a call, each Member shall contribute its agreed share of such Additional Required Contribution to the capital of the Company.

         3.4 JCN'S OPTIONS TO ACQUIRE ADDITIONAL INTERESTS.
















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                  3.4.1 First Option. Subject to the restrictions hereinafter provided, the Company hereby grants JCN an irrevocable option (the "First Option") to increase its Percentage Interest (which, for purposes of this
Section 3.4.1, shall be deemed to include the Percentage Interest held by any Transferee of all or part of the JCN Interest [a "JCN Transferee"]) in the Company to fifty percent (50%) (the "First Additional Interest"), by contributing additional assets to the Company in accordance with Section 3.4.1.2 below.

                           3.4.1.1 Exercise of the First Option. The First Option may be exercised by JCN at any time after January 1, 1999 and prior to the date (the "First Lapse Date") which is the earlier to occur of (i) December 15, 1999 or (ii) the date of any breach by JCN of the restrictions on Transfer of an Interest set forth in this Operating Agreement, at which time the First Option shall terminate and become null and void. In the event JCN wishes to exercise the First Option, JCN shall deliver to the Company and to KHC a written notice (the "First Exercise Notice") to that effect prior to the First Lapse Date. The closing of the exchange by JCN for the First Additional Interest shall occur at a place, on a date and at a time designated by JCN in the First Exercise Notice that shall be not less than five (5) days nor more than fifteen (15) days from the date of the First Exercise Notice. The effective date of the exchange for the First Additional Interest shall be the closing date of such exchange, but in no event later than December 31, 1999. Upon the effective date of the exchange for the First Additional Interest, the aggregate Percentage Interest or Interests of all Members other than JCN shall decrease to fifty percent (50%).

                           3.4.1.2 Contribution for the First Additional Interest. To determine the contribution to be made by JCN to the Company as a result of the exercise of the First Option, the Company shall perform the Deemed Sale Exercise set forth in Section 3.6 below. Upon completion of any adjustments to the Capital Accounts contemplated by Section 3.6, the new total value for the Company shall be determined and shall be equal to the quotient of the adjusted KHC Capital Account divided by the Percentage Interest to be held by KHC subsequent to the exercise of the First Option. Fifty percent (50%) of such quotient, which shall be the required amount of the adjusted JCN Capital Account immediately after the exercise of the First Option, shall then be compared to the adjusted JCN Capital Account resulting from the Deemed Sale Exercise. In the event that the adjusted JCN Capital Account resulting from such Deemed Sale Exercise is less than the required amount of the adjusted JCN Capital Account immediately after the exercise of the First Option, JCN shall contribute cash to the Company in the amount of such difference. In the event that the adjusted JCN Capital Account after giving effect to the Deemed Sale Exercise is greater than the required amount of the adjusted JCN Capital Account immediately after the exercise of the First Option, KHC shall have the option of either: (i) causing the Company to distribute assets (which shall be selected by unanimous approval of the Members) to JCN in such an amount as to cause the adjusted JCN Capital Account to equal the required amount of the adjusted JCN Capital Account immediately after the exercise of the First Option, or (ii) contribute cash to the capital of the Company to increase KHC's Capital Account to a level such that fifty percent (50%) of the new total value of the Company is equal to the adjusted JCN Capital Account. Any amount contributed by JCN or KHC shall be referred to herein as the "First Option Contribution."

                  3.4.2 Use of the First Option Contribution. JCN further agrees, as part of its First Option Contribution (but with no other or further credit to JCN's Capital Account), at the option of KHC as provided below in this
Section 3.4.2, to sell the Company the First Option Call Right, dated as of the date of JCN's exercise of the First Option, in the form attached hereto as
Exhibit 3.1B, at any time prior to the sixty-first day following the effective date of the exchange for the First Additional Interest, for a price equal to the amount of the First Option Contribution, or to sell to the company a partial First Option Call Right on the terms described in Section 3.4.2.2. The Shares Subject to Exercise under the First Option Call Right shall be equal to the quotient of (i) the amount of the First Option Contribution, divided by (ii) the price per share used to determine the Fair Market Value of the Company's JCN stock for the Deemed Sale Exercise preceding JCN's receipt of the First Additional Interest. During the sixty (60) day period immediately following the date JCN makes the First Option Contribution to the Company, KHC shall have the exclusive authority to cause the Company to use the First Option Contribution to:

                        3.4.2.1 Make one or more Permitted Acquisitions; and

                        3.4.2.2 If KHC shall cause the Company to effect a
               combination of Permitted Acquisitions and purchase a partial First Option Call Right, such partial First Option Call Right shall be in the form of the First Option Call Right, but with the number of Shares Subject to Exercise under the First Option Call Right reduced to a number equal to the quotient of the remaining portion of the JCN First Option Contribution (determined after the expenditures described in Sections 1.47(a), (b), (c) and
               (d)), divided by the price per share of JCN Stock set forth in the First Option Call Right (which shall be the same price per share used to determine the Fair Market Value of the Company's JCN stock for the Deemed Sale Exercise preceding JCN's receipt of the First Additional Interest).

                  3.4.3 Second Option. Subject to the restrictions hereinafter provided, the Company hereby grants JCN an irrevocable option (the "Second Option") to increase its Percentage Interest (which, for purposes of this
Section 3.4.3, shall be deemed to include the Percentage Interest held by any JCN Transferee) in the Company to sixty-five percent

(65%) (the "Second Additional Interest") by contributing additional assets to the Company as set forth in Section 3.4.3.2 below.

                            3.4.3.1 Exercise of the Second Option. If and only if JCN timely exercises the First Option pursuant to Section 3.4. 1 above, JCN may exercise the Second Option at any time after January 1, 2001 and prior to the date (the "Second Lapse Date") which is the earlier to occur of (i) December 15, 2001 or (ii) the date of any breach by JCN of the restrictions on Transfer of Interest set forth in this Operating Agreement, at which time the Second Option shall terminate and become null and void. In the event JCN wishes to exercise the Second Option, JCN shall deliver to the Company and to KHC a written notice (the "Second Exercise Notice") to that effect prior to the Second Lapse Date. The closing of the exchange by JCN for the Second Additional Interest shall occur at a place, on a date and at a time designated by JCN in the Second Exercise Notice that shall be not less than five (5) days nor more than fifteen (15) days from the date of the Second Exercise Notice. The effective date of the exchange for the Second Additional Interest shall be the closing date of such exchange, but in no event later than December 31, 2001. Upon the effective date of the exchange for the Second Additional Interest, the aggregate Percentage Interest or Interests of all Members other than JCN shall decrease to thirty-five percent (35%).

                            3.4.3.2 Contribution for the Second Additional Interest. To determine the contribution to be made by JCN to the Company as a result of the exercise of the Second Option, the Company shall perform the Deemed Sale Exercise set forth in Section 3.6 below. Upon completion of such adjustments to the Capital Accounts contemplated by Section 3.6, the new total value for the Company shall be determined and shall be equal to the quotient of the adjusted KHC Capital Account divided by the Percentage Interest to be held by KHC subsequent to the exercise of the Second Option. Sixty-five percent (65%) of such quotient, which shall be the required amount of the adjusted JCN Capital Account immediately after the exercise of the Second Option, shall then be compared to the adjusted JCN Capital Account resulting from the Deemed Sale Exercise. In the event that the adjusted JCN Capital Account resulting from such Deemed Sale Exercise is less than the required amount of the adjusted JCN Capital Account immediately after the exercise of the Second Option, JCN shall contribute cash to the Company in the amount of such difference. In the event that the adjusted JCN Capital Account after giving effect to the Deemed Sale Exercise is greater than the required amount of the JCN Capital Account immediately after the exercise of the Second Option, KHC shall have the option of either: (i) causing the Company to distribute assets (which shall be selected by unanimous approval of the Members) to JCN in such an amount as to cause the adjusted JCN Capital Account to equal the required amount of the adjusted JCN Capital Account immediately after the exercise of the Second Option, or (ii) contribute cash to the capital of the Company to increase KHC's Capital Account to a level such that sixty-five percent (65%) of the new total value of the company is equal to the adjusted JCN Capital Account. Any amount contributed by JCN or KHC shall be referred to herein as the "Second Option Contribution".

                  3.4.4 Use of the Second Option Contribution. JCN further agrees, as part of its Second Option Contribution (but with no other or further credit to JCN's Capital Account), at the option of KHC as provided below in this
Section 3.4.4, to sell the Company the Second Option Call Right, dated as of the date of JCN's exercise of the Second Option, in the form attached hereto as
Exhibit 3.1B, at any time prior to the sixty-first day following the effective date of the exchange for the Second Additional Interest, for a price equal to the amount of the Second Option Contribution, or to sell to the Company a partial Second Option Call right on the terms described in Section 3.4.2.2. The Shares Subject to Exercise under the Second Option Call Right shall be equal to the quotient of (i) the amount of the Second Option Contribution, divided by (ii) the price per share used to determine the Fair Market Value of the Company's JCN stock for the Deemed Sale Exercise preceding JCN's receipt of the Second Additional Interest. During the sixty (60) day period immediately following the date JCN makes the Second Option Contribution to the Company, KHC shall have the exclusive authority to cause the Company to use the Second Option Contribution to:

                           3.4.4.1  Make one or more Permitted Acquisitions; and

                           3.4.4.2 If KHC shall cause the Company to effect a combination of Permitted Acquisitions and purchase a partial Second Option Call Right, such partial Second Option Call Right shall be in the form of the Second Option Call Right, but with the number of Shares Subject to Exercise under the Second Option Call Right reduced to a number equal to the quotient of the remaining portion of the JCN Second Option Contribution (determined after the expenditures described in Sections 1.47(a), (b), (c) and (d)), divided by the price per share of JCN Stock set forth in the Second Option Call Right (which shall be the same price per share used to determine the Fair Market Value of the Company's JCN Stock for the Deemed Sale Exercise preceding JCN's receipt of the Second Additional Interest).

         3.5 Maintenance of Capital Accounts. A separate capital account ("Capital Account") shall be maintained for each Member. Each Member's Capital Account shall be (a) credited with the Member's Initial Capital Contribution and the Member's share of the Additional Required Contributions when funded and allocations to such Member of Company income and gain as provided herein (including "deemed" income and gain upon any Deemed Sale Exercise), and (b) debited with the amount of cash and the fair market value of Company assets distributed to the Member and allocations to such Member of

Company expense and loss as provided herein (including "deemed" loss upon any Deemed Sale Exercise). JCN and KHC's Capital Accounts shall also be adjusted as a result of any capital contribution or distribution made in connection with the exercise of the First Option or Second Option.

         3.6 Deemed Sale Exercise. As of the dates of (a) JCN's exercise of the First Option and the Second Option, (b) the distribution of any assets upon the dissolution of the Company, (c) any proposed sale of an Interest resulting in purchase options under Section 9.4 or (d) if, and only if, requested by a Member who agrees to pay the costs and expenses of such Deemed Sale Exercise (including, without limitation, all fees and expenses of the Real Estate Appraiser and Securities Appraiser), any proposed distribution of Capital Proceeds from M&L Assets (the date of each of the events listed in clauses (a), (b), (c) and (d) constituting a "Deemed Sale Date"), the Company shall cause the following exercise (the "Deemed Sale Exercise") to be performed:

             3.6.1 Valuation of Investment Assets and Real Estate and Capital Account Adjustments. First, the Company shall value the Non-M&L Assets owned by the Company at their Fair Market Value. If the JCN Stock or any of the other Non-M&L Assets are valued at an amount different from the book value then reflected on the Company's books, then (i) any excess of the Fair Market Value of such JCN Stock or other Non-M&L Assets over book value shall be treated as a gain (with the book value adjusted accordingly) and (ii) any shortfall of the Fair Market Value of such JCN Stock or other Non-M&L Assets when compared with book value shall be treated as a loss (with the book value adjusted accordingly), and any such gain or loss shall be allocated to the Capital Accounts of JCN and KHC in proportion to their respective Percentage Interests at such date.

             3.6.2 Valuation of the M&L Assets and Capital Account Adjustments. Next, the M&L Assets shall be valued (i) if the Deemed Sale Date is prior to January 1, 1999, at $10,000,000 and (ii) if the Deemed Sale Date is on or after January 1, 1999, in accordance with the following formula:

           Fair Market Value of M&L Assets = 6 x "Two-Year EBITDA"

              The term "Two Year EBITDA" means the sum of the EBITDA from the M&L Operations for the two calendar years immediately preceding the year in which the Deemed Sale Exercise is performed less $210,000 for calendar year 1998 if considered in the determination of the "Two-Year EBITDA" and less $250,000 for each calendar year after 1998 considered in the determination of the "Two-Year EBITDA", divided by two. If all or any portion of a capital contribution made by JCN is used to acquire assets or operations that become a part of the M&L Operations, EBITDA of such acquisitions for each of the two years before their purchase by the Company shall be added to the Company's EBITDA for each such year.

After the value of the M&L Assets is determined, the book value of the goodwill shall be adjusted by the difference between the Fair Market Value of M&L Assets so determined by the EBITDA formula and the previous book value of the M&L Assets. If the Fair Market Value of the M&L Assets is different from their previous book value, then (i) any excess of such Fair Market Value over the previous book value shall be treated as profit from M&L Operations, and (ii) any shortfall of such Fair Market Value when compared with the previous book value shall be treated as loss from M&L Operations, and any such gain or loss shall be allocated to the Members' respective Capital Accounts in the relative amounts in which such gain or loss would have been allocated between them under Section 5 if recognized upon an actual sale as of the Deemed Sale Date.

                  3.6.3 Valuation of Work in Process and Capital Account Adjustments. Any Work in Process (other than the Work in Process that exists at January 1, 1998) shall be valued at an amount equal to the excess of its full value (assuming collection of all Work in Process, but with adjustments, as appropriate, to reflect any uncollectible amount) over the Company's liabilities and expenses directly associated with such Work in Process which have not previously been reflected in the Company's books, and any such excess shall be treated as income to be allocated to the Capital Accounts of JCN and KHC in the relative amounts in which such income would have been allocated between them under Section 5 if the amount of the Work in Process had been taken into the Company's income as of the Deemed Sale Date.

                  3.6.4 Costs and Expenses. Except as otherwise provided in clause (d) of Section 3.6, all costs and expenses of a Deemed Sale Exercise shall be paid by the Members, in proportion to their respective Percentage Interests; PROVIDED, that the costs and expenses of a Deemed Sale Exercise incurred in connection with JCN's acquisition of the First Additional Interest or Second Additional Interest shall be allocated to the Members in proportion to their respective Percentage Interests after JCN's acquisition of the additional Interest in question.

                  3.6.5 Major Capital Expenditures or Real Estate Acquisitions. If the Company makes a major capital expenditure or acquires real estate, the Members shall, by unanimous consent, approve of an appropriate adjustment to the EBITDA formula to give proper credit for such expenditure or real estate.

         3.7 CAPITAL WITHDRAWAL RIGHTS; NO INTEREST AND NO PRIORITY. Prior to the dissolution and termination of the Company, no Member shall be entitled to withdraw or reduce such Member's Capital Account or to receive any distributions from the Company, except as expressly set forth in this Operating Agreement. Except as expressly provided herein, no Member shall be entitled to receive or be credited with interest on the balance in such Member's Capital Account at any time. No Member shall have any priority over any other Member as to the return of the balance in such Member's Capital Account, except as expressly set forth in this Agreement.

         3.8 LOANS. Any Member may make a loan to the Company in such amounts, at such times, and on such terms and conditions as may be approved by the Management Committee; provided, however, that each Member shall receive no less than five (5) days notice of any such loan and shall be given a preemptive right to loan that part of the total loans to be made by the Members proportionate to the Member's Percentage Interest. Loans by any Member to the Company shall not be considered as contributions to the capital of the Company.


                                    SECTION 4
                                  DISTRIBUTION

         4.1 WORK IN PROCESS AT DECEMBER 31, 1997. Any receipts by the Company with respect to Work in Process existing at the close of KHC's business on December 31, 1997, shall not be considered part of Cash From M&L Operations, but rather shall first be applied to pay the Company's liabilities and expenses directly associated with such Work in Process, and thereafter, shall be distributed 100% to KHC.

         4.2      DISTRIBUTIONS FROM CASH FROM M&L OPERATIONS.

                  4.2.1 Except as otherwise provided in Section 10.3, for each calendar year, Cash From M&L Operations shall be distributed in the following descending order of priority:

                  (i) First, through December 31, 2001, 100% to JCN until the positive balance in the JCN Memorandum Account has been reduced to zero;

                  (ii) Second, through December 31, 2001, 100% to KHC until the positive balance in the KHC Memorandum Account has been reduced to zero;

                  (iii) Third, to KHC, until aggregate distributions pursuant to this clause (iii) equal the KHC Catch-Up Amount to the extent that KHC has been allocated Profits under Section 5.3(iii) through the end of such calendar year; and

                  (iv) The balance, if any, between the Members in proportion to their respective Percentage Interests.

                  4.2.2 The Company's distribution of Cash From M&L Operations shall be made no later than the last day of each calendar quarter; provided, however, if the Company has distributed to a Member more Cash From M&L Operations than such Member was entitled to receive (including as a result of adjustments made pursuant to Section 8.2.1), the Manager shall immediately make demand upon the Member receiving such excess distribution requesting repayment of the excess. Such Member shall immediately repay such excess distribution to the Company, and the Company shall then distribute such repaid amount in the manner in which it should have been distributed for the calendar year.

         4.3 DISTRIBUTIONS OF CAPITAL PROCEEDS FROM M&L ASSETS. Except as otherwise provided in Section 10.3, Capital Proceeds From M&L Assets shall be distributed to the Members as follows:

              (i) First, to JCN in the amount (if any) necessary to bring its positive Capital Account balance, among all positive Capital Account balances, into the ratio of its Percentage Interest, after taking into account any adjustments to the Capital Accounts of the Members by reason of a Deemed Sale Exercise effected in accordance with Section
         3.6 in connection with such distribution of Capital Proceeds from M&L Assets (The product of (a) the amount of any distributions made to JCN under this Section 4.3(i), multiplied by (b) a fraction, the numerator of which is KHC's Percentage Interest at the time of such distribution and the denominator of which is JCN's Percentage Interest at such time, shall be referred to as the "KHC Catch-Up Amount."); and

              (ii) The balance, if any, to the Members in proportion to their respective Percentage Interests at the time of the distribution.

         4.4 NON-M&L DISTRIBUTABLE CASH. The Company's distribution of Non- M&L Distributable Cash shall be made no later than the last day of each calendar quarter, and shall be made to the Members in proportion to their respective Percentage Interests.

         4.5 AMOUNTS WITHHELD. All amounts withheld pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as distributed to the Members pursuant to this Section 4.5 for all purposes under this Agreement. The Manager is authorized to withhold from distributions to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

                                    SECTION 5
                         ALLOCATIONS OF PROFIT AND LOSS

         5.1 PROFITS AND LOSSES. "Profits" and "Losses" means, for each calendar year, an amount equal to the Company's taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

             (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 5.1 shall be added to such taxable income or loss;

             (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this
         Section 5.1, shall be subtracted from such taxable income or loss;

             (iii) In the event the Gross Asset Value of any Company
         Property is adjusted in a Deemed Sale Exercise pursuant to Section 3.6, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Property for purposes of computing Profits or Losses;

             (iv) Gain or loss resulting from any disposition or realization of Company Property with respect to which gain or loss is recognized for federal income tax purposes ("Book Gain" or "Book Loss") shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

             (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such calendar year, computed in accordance with Section 5.2 hereof;

             (vi) To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment deceases the basis of the asset) from the disposition of the Company Property and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this Section 5.1, any items which are specially allocated pursuant to Section 5.5 or
         Section 8.2.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.5 hereof shall be determined by applying rules analogous to those set forth in Sections 5.1(i) through 5.1(vi) above.

         5.2 DEPRECIATION. The term "Depreciation" means, for each calendar year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such calendar year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such calendar year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such calendar year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such calendar year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using a reasonable method selected by the Management Committee.

         5.3 PROFITS. After giving effect to the special allocations set forth in Sections 5.5 and Section 8.2.3, Profits for any calendar year shall be allocated in the following order and priority:

             (i) First, 100% to KHC in an amount equal to the excess, if any, of (a) the aggregate JCN Preferred Return accrued through the end of the calendar year, over (b) the cumulative Profits allocated pursuant to this Section 5.3(i) for all prior calendar years.

             (ii) Second, 100% to KHC in an amount equal to the excess, if any, of (a) the aggregate KHC Subordinated Return accrued through the end of the calendar year, over (b) the cumulative Profits allocated pursuant to this Section 5.3(ii) for all prior calendar years.

             (iii) To each Member which has been allocated Losses pursuant to Section 5.4 hereof, in an amount equal to the excess, if any, of (a) the cumulative Losses allocated to the Member pursuant to Section 5.4 hereof for all prior Fiscal Years, over (b) the cumulative Profits allocated to the Member pursuant to this

         Section 5.3(iii) for all prior calendar years, such Profits to be allocated between the Members, pursuant to this Section 5.3(iii), in proportion to the respective excesses determined in this Section 5.3(iii) for each Member; and

                  (iv) The balance, if any, to the Members in proportion to their respective Percentage Interests.

         5.4 LOSSES. After giving effect to the special allocations set forth in Sections 5.5 and Section 8.2.3, Losses for any calendar year shall be allocated in the following order and priority:

                  (i) Until the earlier of January 1, 2002, or the effective date of JCN's exchange for the First Additional Interest, all Losses shall be allocated to KHC.

                  (ii) From and including the earlier of January 1, 2002, or the effective date of JCN's exchange for the First Additional Interest, Losses shall be allocated between the Members in proportion to their respective Percentage Interests.

         5.5 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order and priority:

                  (i) For each fiscal year, (A) items of Company income or gain from the M&L Operations or the disposition of M&L Assets shall be specially allocated to JCN to the extent of the JCN Preferred Return accrued during the calendar year, and (B) items of Company loss or deduction from the M&L Operations or the disposition of M&L Assets shall be allocated to KHC in an amount equal to the JCN Preferred Return accrued during the calendar year.

                  (ii) On January 1, 2002, JCN shall be allocated items of Company loss or deduction from the M&L Operations or the disposition of M&L Assets, during calendar year 2002, in an amount equal to the JCN Cancellation Amount.

                  (iii) On January 1, 2002, KHC shall be allocated items of Company loss or deduction from the M&L Operations or the disposition of M&L Assets, during calendar year 2002, in an amount equal to the KHC Cancellation Amount.

                  (iv) All items of income, gain, loss, deduction, expense or credit from the ownership, operation or disposition of the Non-M&L Assets shall be allocated to the Members in proportion to their respective Percentage Interests.

                  (v) For each fiscal year, items of income or gain of the Company shall be allocated to KHC to the extent of the distributions made to KHC during such fiscal year pursuant to Section 4.1.

         5.6      OTHER ALLOCATION RULES.

                  5.6.1 Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Section 5 as of the last day of each calendar year; provided, that Profits, Losses and such other items shall also be allocated as of each Deemed Sale Date.

                  5.6.2 For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder; provided, however, that if an Interest is Transferred or acquired (including upon JCN's exercise of the First Option or the Second Option) in compliance with the provisions of this Agreement, Profits, Losses and other items shall be allocated based on an interim closing of the Company's books and records as of the date of such Transfer or acquisition.

                  5.6.3 The Members are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be bound by the provisions of this Section 5 in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

         5.7 CODE SECTION 704(C). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

         In the event the Gross Asset Value of any Company Property is adjusted in a Deemed Sale Exercise pursuant to Section 3.6, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such Company Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code
Section 704(c) and the Regulations thereunder. Allocations pursuant to this
Section 5.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                                    SECTION 6
                          ACCOUNTING AND BANK ACCOUNTS

         6.1 ACCOUNTING METHOD. The taxable year of the Company shall be the calendar year. The Company shall use the accrual method of accounting. The financial records shall be kept and the financial statements shall be prepared in accordance with generally accepted accounting principles.

         6.2 BOOKS AND RECORDS. The books and records of the Company shall be maintained at the principal office of the Company. The Company shall keep all the records required to be kept at its principal place of business in accordance with the Act. Each Member (or such Member's designated representative) shall have the right during ordinary business hours, at the reasonable request and expense of such Member, to inspect and examine all books and records of the Company required to be kept by the Act.

         6.3 REPORTS. As soon as reasonably practicable after the end of each Taxable Year of the Company, the Company shall cause to be prepared and shall deliver to all Members a statement of Company operations for the Taxable Year. Upon the written request of any Member, the Company shall mail to such Member the most recent financial statements of the Company at the time of such request showing in reasonable detail the Company's assets and liabilities and the results of its operations.

         6.4 TAX RETURNS. The Company shall cause to be prepared all returns required by applicable Taxing Jurisdictions (the "Tax Returns") and shall distribute all necessary information to allow each Member to file timely its respective returns. The Company shall file all Tax Returns in a timely fashion. The Company shall make all Tax Returns available to any Member upon request.

         6.5 TAX ELECTIONS. The Management Committee shall, in its sole discretion, determine whether to make any elections available to the Company pursuant to the rules of any Taxing Jurisdiction; provided, however, that the Company shall elect the traditional method of making Code Section 704(c) allocations described in Treas. Reg.
ss. 1.704-3(b)(1).

         6.6 TAX MATTERS MEMBER. The Manager is designated hereunder as the "Tax Matters Member" of the Company under the rules of all Taxing Jurisdictions and shall serve in that capacity as long as KHC is the Manager of the Company. Upon a change of Manager, the Management Committee shall designate another Member as the Tax Matters Member.

         6.7 BANK ACCOUNTS. The Management Committee shall cause all funds of the Company to be deposited in a bank, money market or similar account(s) in the name of the Company or to purchase U.S. Government instruments as a temporary investment pending the Company's use or distribution of such funds. Withdrawals therefrom shall be made only by persons authorized to do so by the Management Committee.


                                    SECTION 7
                             MANAGEMENT AND CONTROL

         7.1 MANAGEMENT. The Company shall initially have one (1) Manager, which shall be KHC; provided, however, that the Members may unanimously agree to increase the number of Managers, designate additional Managers or remove an existing Manager. In addition, the Company shall initially have a five (5) person Management Committee; JCN shall appoint two (2) of the committee members and KHC shall appoint three (3) of the committee members. Upon the effective date of receipt by JCN of the First Additional Interest the then committee members of the Management Committee shall resign and new committee members shall be appointed: JCN and KHC shall each appoint two (2) of the committee members. The four committee members so appointed shall then, by majority vote, select the fifth member. In the event that a dead-lock occurs, the fifth member of the Management Committee shall be chosen by an arbitrator, who shall be selected by the four appointed Management Committee members. Upon the effective date of receipt by JCN of the Second Additional Interest, the then current committee members of the Management Committee shall resign and new committee members shall be appointed: JCN shall appoint three (3) of the committee members and KHC shall appoint two (2) of the committee members. The members of the Management Committee appointed by JCN shall hereinafter be referred to as "JCN Appointees" and the members appointed by KHC shall hereinafter be referred to as "KHC" Appointees."

         7.2    GENERAL POWERS OF MANAGER(S), MANAGEMENT COMMITTEE AND MEMBERS.

         7.2.1 POWERS OF MANAGER. Except as otherwise provided herein, the right and authority to manage, direct, control and conduct the day-to-day business and affairs on behalf of the Company shall be vested exclusively in the Manager(s). Any decision or act of the Manager(s) within the scope of its power and authority granted hereunder shall control and shall bind the Company. The Company may, at the discretion of the Manager, have additional officers, including, without limitation, one or more Vice-Managers, a Secretary, and one or more Treasurers. These officers need not be selected from among the Members. One person may hold two or more offices. When the incumbent of an office is determined by the incumbent or by the Manager to be unable to perform the duties thereof, or when there is no incumbent, the duties of such office shall be performed by the person specified by the Manager.

                  7.2.2 POWERS OF MANAGEMENT COMMITTEE. All Major Decisions, as set forth below, shall be made by the Management Committee and shall be reduced to writing. Any decision or act of the Management Committee within the scope of its power and authority granted hereunder shall control and shall bind the Company. The majority vote of the Management Committee shall be the act of the Management Committee. The "Major Decisions" are as follows:

                        7.2.2.1 With the exception of a Permitted Acquisition, the purchase or other acquisition or the sale or other disposition of, or the creation of any lien or encumbrance upon, any personal property with a cost or market value, whichever is greater (or aggregate cost or market value in the case of related items or transactions), in excess of $100,000 in any given year;

                        7.2.2.2 The creation of any single obligation or commitment of the Company (or the aggregate cost or market value in the case of related items or transactions) in excess of $100,000;

                        7.2.2.3 The assignment, transfer, pledge, settlement, compromise, release or discharge of any claim held by or debt due the Company, other than in the ordinary course of business; and

                        7.2.2.4 The replacement of the Manager, provided that the Management Committee shall have this authority only after January 1, 2000.

The Members may, by unanimous agreement, adjust the dollar limitations, if any, placed on a Major Decision.

                  7.2.3 POWERS OF MEMBERS. No Member, except in its capacity as Manager or as authorized by the Management Committee, shall have any right or authority to enter into agreements, execute contracts or other instruments, incur obligations or otherwise bind or act for, in the name and on behalf of the Company in any manner. Notwithstanding the foregoing, the following actions and transactions shall require the unanimous agreement of Members:

                        7.2.3.1 An amendment to this Operating Agreement or the Articles of Organization of the Company;

                        7.2.3.2 Any merger or consolidation by the Company with another entity;

                        7.2.3.3 A change in the status of the Company from one in which management is vested in the Managers to one in which management is vested in the Members, or vice versa;

                        7.2.3.4 Any transaction, agreement or action on behalf of the Company that contravenes this Operating Agreement;

                        7.2.3.5 Any issuance of additional Interests that reduces the Percentage Interest held by any Member, except as provided in Section 3.4;

                        7.2.3.6 Any borrowing (including without limitation an installment obligation incurred in connection with a property purchase or a capital lease) in excess of $50,000; and

                        7.2.3.7 A change in the compensation formula applicable to Chuck Hunter, John DeHardt, Ken Nicolay, Bo Conrad, Dan Jensen or Greg Swetnam (the "Key Individuals").

         7.3 RIGHTS CONCERNING CALL RIGHTS. KHC shall at all times have the exclusive authority to cause the Company to exercise all or a portion of a Call Right; provided that KHC may take any such action only after the first to occur of a Major Capital Event or June 1, 1998. If, upon exercise of a Call Right by the Company, the "Shares Subject to Exercise" (as defined in the Call Right) are not delivered to the Company within a reasonable period of time after exercise, then KHC shall have the option to do any of the following:

             (i) cause the Company to accept substitute securities that may be offered by JCN;

             (ii) cause the Company to terminate, with KHC receiving back all of the assets which it has contributed, plus a restoration of any and all distributions made to JCN out of Cash From M&L Operations and from any disposition of the Company Property, plus a fee determined pursuant to Section 10.3.2; or

             (iii) cause JCN to pay to the Company cash in an amount equal to the Fair Market Value of the Shares Subject to Exercise.

         7.4 RIGHTS CONCERNING JCN STOCK. KHC shall have the exclusive authority to cause the Company to distribute to the Members, in proportion to their respective Percentage Interests, all or a part of any JCN Stock or securities acquired by the Company pursuant to a Call Right or to cause the Company to distribute to the Members the unexercised portion of any Call Right on the following occasions:

                  7.4.1  Upon a Major Capital Event;

                  7.4.2 At any time after the termination of the Global Management Agreement in accordance with the provisions thereof; or

                  7.4.3 At any time after January 1, 2000.

         7.5 VOTING RIGHTS OF KHC APPOINTEES AND JCN APPOINTEES. All JCN Stock held by the Company shall be voted in the following manner:

             7.5.1 The KHC Appointees shall have the right to vote that portion of JCN Stock that is in proportion to KHC's Percentage Interest at the time of such vote; and

             7.5.2 The JCN Appointees shall have the right to vote that portion of JCN Stock that is in proportion to JCN's Percentage Interest at the time of such vote.

         7.6 RIGHTS CONCERNING GLOBAL MANAGEMENT AGREEMENT. All decisions relating to the Global Management Agreement and any renewal or extension thereof shall be made by the KHC Appointees, and the Manager shall implement all decisions made by KHC with respect to the exercise of Company rights or remedies under the Global Management Agreement and any renewal or extension thereof (including, without limitation, the right to terminate the Global Management Agreement in the circumstances described in Sections 10.1.5 and 10.1.6 hereof).

         7.7 CERTAIN MATTERS REQUIRING KHC APPROVAL. Notwithstanding anything to the contrary herein, unless the prior consent of KHC is obtained, no sale or other disposition of more than 10% (by Fair Market Value) of the M&L Assets shall be made (in a single transaction or a planned series of transactions) prior to the latest to occur of (a) January 1,2002 or (b) the date JCN receives the Second Additional Interest.

         7.8 LIABILITY OF MANAGERS. Except in the case where it is guilty of fraud, gross negligence, willful misconduct or reckless disregard of duty, no Manager or Management Committee Member shall be liable to the Company or any Member or other Manager or Management Committee Member for any loss, damage, liability or expense suffered by the Company or any Member or other Manager or Management Committee Member on account of any action taken or omitted to be taken by it as a Manager or Management Committee Member.

         7.9 LIABILITY OF MEMBERS. Pursuant to the Act, the Articles of Organization and this Operating Agreement, no Member shall be liable for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members, Managers or Management Committee Members for liabilities of the Company.

         7.10 INDEMNIFICATION.

              7.10.1 Each Member shall indemnify and hold the Company, the other Members and the Managers harmless from and against any loss or damage incurred by it or them as a result of any agreement, contract, instrument, obligation or act legally binding the Company that was incurred or performed by such Member outside the scope of the authority granted to such Member pursuant to this Operating Agreement.

              7.10.2 Each Manager shall be indemnified by the Company against any liability, judgment, fine, amount paid in settlement, cost and expense (including reasonable attorneys' fees) asserted or threatened against and incurred by such Manager, in its capacity or arising out of his status as a Manager, if such Manager acted in good faith and in a manner it reasonably believed to be in the best interests of the Company.

         7.11 COMPENSATION. Except as otherwise provided in this Section 6 or as provided in a separate agreement to which the Company is a party, no Manager or Member shall be entitled to compensation for services rendered to the Company, provided, however, that the Company shall reimburse the Manager for reasonable out-of-pocket expenses properly incurred on behalf of the Company.

         7.12 OTHER BUSINESS VENTURES; CONTRACTS WITH AFFILIATES.

              7.12.1 Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others. Neither the Company nor the Members shall have any right by virtue of this Operating Agreement in or to such other business ventures or the income or profits derived therefrom. Neither the Members nor the Managers shall be required to devote all of their time or business efforts to the affairs of the Company, unless otherwise required to do so by a separate agreement to which the Company is a party, but shall devote so much of their time and attention as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

              7.12.2 The Company may enter into agreements with one or more Members or affiliates of a Member to provide services to the Company, provided, however, that any such service shall be at a rate at least as favorable to the Company as those available from unaffiliated parties that are qualified to provide such services on substantially the same terms. The validity of any transaction, agreement or payment involving the Company and any Member or affiliate otherwise permitted by the terms of this Operating Agreement shall not be affected by reason of the relationship between such person and the Company or any of its Members and the Members shall have the right to enforce such agreements and seek all legal or equitable remedies on behalf of the Company. Notwithstanding any other provision of this Agreement to the contrary, the Members do hereby authorize and approve the execution and performance by the Company of the employment agreements and independent contractor agreements with the Key Individuals of approximately even date herewith.

         7.13 RIGHT OF SET-OFF. The Management Committee shall have the right to set off any Company obligation to make payments or distributions to any Member against any obligation that such Member may have to the Company and the Manager will implement any set-off so directed by the Management Committee.


                                    SECTION 8
                                       NOI

         8.1 NOI PERFORMANCE. For purposes of calculating payments due under
Section 8.2, the Company shall track the NOI from JCN Properties for each calendar year (the "Actual NOI" for such year) subsequent to 1997 and prior to a Terminating Event (as defined in Section 8.3) to determine the extent to which it differs from the sum of the adjusted NOI projected for the year ending December 31, 1998 as set forth on Schedule 8.1 (which JCN and KHC agree is Twenty Million Nine Hundred Twenty-Six Thousand Seven Hundred Eighty-Nine Dollars [$20,926,789]) (subject to adjustment as set forth in Schedule 8.1) plus $275,000 (the "Baseline NOI"); provided, however, that if JCN sells or there shall occur an event (including a major fire, explosion or other catastrophic event, hereafter an "Event") precluding the rental of any one or more of the JCN Properties that were included in projecting the adjusted NOI for the year ending December 31, 1998, the Baseline NOI shall be reduced for the year of such sale or Event and for any future years by an amount equal to the Baseline NOI multiplied by a fraction, the numerator of which is the adjusted 1998 NOI projections for the property or properties sold or with respect to which there shall have occurred an Event, as reflected on Schedule 8.1, and the denominator of which is $20,926,789 (subject to adjustment as set forth in Schedule 8.1), and provided further that for the year of any such sale or Event, the reduction amount for a property sold shall be multiplied by a second fraction, the numerator of which is the number of days in the year remaining after such sale or Event and the denominator of which is 365.

         8.2 PERFORMANCE PAYMENTS. At the end of each calendar year prior to a Terminating Event, the Actual NOI shall be compared to the Baseline NOI (as the same may have been reduced as described in Section 8.1). Any excess of the Baseline NOI over

Actual NOI for a year shall be referred to as an "NOI Deficiency" and any excess of the Actual NOI for a year over Baseline NOI shall be referred to as an "NOI Surplus."

                  8.2.1 Any NOI Surplus for a year shall be addressed in descending order of priority as follows: (i) first, the NOI Surplus shall be applied to restore any amount "borrowed" from the JCN Memorandum Account as described in Section 8.2.2(ii); (ii) second, any amount remaining after clause
(i) ("Available Surplus") shall be applied to cause the refund of any Deficiency Payables pursuant to Section 8.2.3; and (iii) the remainder, shall be applied as a credit to the NOI Memorandum Account.

                  8.2.2 Any NOI Deficiency for a year shall be addressed in descending order or priority, as follows: (i) first, the NOI Deficiency shall be reduced (but not below zero) by the positive balance, if any, in the NOI Memorandum Account; (ii) second, any remaining NOI Deficiency shall be reduced (but not below zero) through "borrowing" from the negative balance, if any, of the JCN Memorandum Account (which borrowing shall be treated as a credit to the JCN Memorandum Account); and (iii) thereafter, any remaining NOI Deficiency shall be treated as a "Deficiency Payable."

                  8.2.3 If for any calendar year there is a Deficiency Payable, the Company shall immediately pay to JCN the amount of such Deficiency Payable and such amount shall not be treated as a distribution (and shall not be debited against JCN's Capital Account), but shall be treated as a Company loss or deduction which shall be allocated to, and debited against the Capital Account of, KHC. If in any subsequent calendar year there is Available Surplus, JCN shall immediately repay to the Company the amount of such Available Surplus (not to exceed, in the aggregate, payments previously made to JCN of Deficiency Payables), which repayment shall not be treated as a capital contribution (and shall not be credited to JCN's Capital Account), but shall be treated as Company income which shall be allocated to, and credited to the Capital Account of, KHC.

         8.3 TERMINATION OF PERFORMANCE PAYMENTS. The Company's obligation to make payments under this Section 8 relating to Actual NOI performance and any other adjustments pursuant to this Section 8.3 shall terminate upon the earliest to occur of (i) December 31, 2000, (ii) the date the Global Management Agreement is terminated in accordance with the provisions thereof, (iii) the date of JCN's material breach of the Global Management Agreement, or (iv) the date the Manager is removed over KHC's objection (each, a "Terminating Event"), provided that for the purposes of calculating the NOI Deficiency or NOI Surplus and making corresponding payments and adjustments in the year that a Terminating Event occurs, such amounts shall be calculated on a pro rata basis based on the date of the Terminating Event.


                                    SECTION 9

         TRANSFERS OF INTERESTS AND WITHDRAWAL OF MEMBERS

         9.1 TRANSFER OF MEMBER'S RIGHTS WITHOUT CONSENT. No Interest may be Transferred in any manner voluntarily or involuntarily without prior written consent of all of the other Members. In the event of a Transfer without consent in violation of this Operating Agreement, the Transferee shall not become a Member hereunder, nor shall the Interest involved thereafter be entitled to be voted unless and until the Transferee agrees to be bound by the provisions of the Articles of Organization and this Operating Agreement and all of the remaining Members consent to the Transfer and admission of the Transferee as a Member. Unless such consent is given, the Transferee shall have no right to participate in the management of the business and affairs of the Company or become a Member. In such cases, the Transferee shall be entitled to receive only the share of profits, losses, distributions or other compensation by way of income and the return of contributions to which that transferor otherwise would be entitled.

         No Interest shall be Transferred by a Member:

                  9.1.1 Without an opinion of counsel satisfactory to all of the Members that such Transfer, alone or when combined with other transactions, would not result in a termination of the Company within the meaning of the rules of any Taxing Jurisdiction or impair the classification of the Company as a partnership under the rules of any Taxing Jurisdiction;

                  9.1.2 Without an opinion of counsel satisfactory to the Management Committee that such Transfer is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws; and

                  9.1.3 Unless and until the Company receives from the Transferee such information and agreements that the Management Committee may reasonably require, including but not limited to, such Transferee's agreement to accept such Interest pursuant to this Agreement, tax identification numbers and any agreement that may be required by any taxing jurisdiction.

         9.2 INSOLVENCY OF A MEMBER. If a Member shall at any time commit or suffer an Act of Insolvency, the Company shall have the right (but not the obligation), for thirty (30) days from receipt of written notice of such Act of Insolvency, to purchase some or all of the Interest of such Member for the price, in the manner, and on the terms and conditions set forth in Section 9.6. If the Company does not purchase such Interest, the remaining Members shall have the concurrent right (but not the obligation) for thirty (30) days, commencing on the earlier of (i) the expiration of the Company's 30-day period to purchase such Interest, or (ii) receipt of notice from the Company of its decision not to purchase all of the remainder of such Interest, to purchase such Interest for the price, in the manner, and on the terms and conditions set forth in Section 9.6.

         9.3 DISSOLUTION OF A MEMBER. In the event of a filing of voluntary dissolution of a Member or the entry of a court decree of dissolution of a Member, the Company shall have the right (but not the obligation), for thirty
(30) days from receipt of notice of filing or entry of decree, to purchase some or all, but not less than all, of the Interest of the Member whose condition or actions gave rise to such court decree, for the price, in the manner, and on the terms and conditions set forth in Section 9.6. If the Company does not purchase such Interest, the remaining Members shall have the concurrent right (but not the obligation) for thirty (30) days, commencing on the earlier of (i) the expiration of the Company's 30-day period to purchase such Interest, or OD receipt of notice from the Company of its decision not to purchase such Interest, to purchase all or the remainder of such Interest for the price, in the manner, and on the terms and conditions set forth in Section 9.6.

         9.4 SALE OF INTEREST TO COMPANY OR OTHER MEMBERS. In the event that a Member wishes to sell all or any portion of its Interest and the requisite consent under Section 9.1 has been obtained, the Company shall have the right (but not the obligation) for sixty (60) days from receipt of notice from such Member (the "Selling Member") of its desire to sell, to deliver written notice of its desire to purchase all, or any portion of the Interest offered by the Selling Member under the terms and conditions set forth in Section 9.6. If the Company does not purchase the Selling Member's Interest, the remaining Members shall then have the concurrent right (but not the obligation) for thirty (30) days, commencing on the receipt of written notice from the Company of (i) the expiration of the Company's 60-day period to purchase such interest or (ii) the Company's decision not to purchase such Interest, whichever occurs first, to deliver written notice to the Company of its desire to purchase all or any part of such Interest under the terms and conditions set forth in Section 9.6 ( for purposes of this Section 9.4, all Members delivering such notice are referred to as "Purchasing Members"). Each Purchasing Member shall have the right to purchase an allocable portion of the Selling Member's Interest based on the ratio that each Purchasing Member's Percentage Interest bears to the total Percentage Interest of the Purchasing Members.

         9.5 OFFERS TO PURCHASE INTERESTS BY OUTSIDERS. In the event that a Member receives an offer (the "Outside Offer") from any person or entity other than the Company or another Member (the "Outsider") to purchase all or any portion of such Member's Interest, the consent requirement of the remaining Members in Section 9.1, the rights of the Company and the other Members in
Section 9.4 and the procedures governing the disposition of such Interest under
Section 9.6 shall apply and must be satisfied or obtained prior to any sale of an Interest or any portion thereof to an Outsider, even if the offer price or other terms of the Outside Offer are more favorable to the Selling Member than the price or other terms pursuant to Section 9.4 or Section 9.6.

         9.6 TERMS AND CONDITIONS. The purchase price for any Interest to be purchased under this Section 9 shall be the amount of the positive balance, if any, of the Selling Member's Capital Account following performance of the Deemed Sale Exercise set forth in Section 3.6, as of the Valuation Date. "Valuation Date" shall mean the date of the Act of Insolvency, court decree of dissolution, or notice of desire to sell, as the case may be, giving rise to the purchase of the Interest of the Selling Member pursuant to the provisions of this Section 9. The Selling Member shall then set the date on which the closing of the purchase shall occur (the "Closing Date"), which date shall not be less than twenty (20) days nor more than sixty (60) days from the date the Deemed Sale Exercise is completed. Those Purchasers that have not yet declined to exercise their rights under Section 9.4 shall be informed of the results of the Deemed Sale Exercise. At the closing, the Selling Member shall execute and deliver to the Purchaser such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Purchaser to effect the transfer, as of the Valuation Date, of all of the Selling Member's right, title and interest in the Company and its assets.

         9.7 INDEMNIFICATION OF SELLING MEMBER. Upon the purchase of the Selling Member's Interest in accordance with Section 9.6, Purchaser shall agree to indemnify and hold the Selling Member harmless from and against any and all loss, damage, liability or expense that the Selling Member may incur under any liability, debt or obligation of the Company that was included (but only to the extent of such inclusion) by the Appraisers as a Company liability, debt or obligation in determining the purchase price. Should any liability, debt or obligation arise that was not fully included by the Appraisers in determining the purchase price, the Selling Member shall remit to the Purchaser, at the request of the Purchaser within ninety (90) days from the Closing Date, an amount equal to the amount of such liability, debt or obligation (but only to the extent it was not so included in the Appraisers' determination) multiplied by the Selling Member's Percentage Interest so purchased.

         9.8 BUY AND SALE OPTION UPON REPLACEMENT OF MANAGER.

             9.8.1 Upon a replacement of the Manager over the objection of KHC Appointees, KHC may make a buy-sell offer (the "Buy-Sell Offer"), in writing within sixty (60) days after the replacement of the Manager, to JCN stating a value of all of the Company Property [differentiating Non-M&L Assets from all other Company Property] (the "Company Value") based upon which KHC is willing either to (i) purchase JCN's Interest in the Company or (ii) sell its Interest in the Company to JCN, in either case at a price based on the Company Value and the other terms being the same for both the purchase and the sale.

                  9.8.2 Within thirty (30) days after receipt by JCN of the Buy-Sell Offer, JCN shall send to KHC a written notice stating whether JCN elects (A) to purchase the KHC Interest from KHC at a price based upon the Company Value, or (B) to sell to the JCN Interest to KHC at a price based upon the Company Value. Such notification shall, when taken in conjunction with the Buy-Sell Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Interest covered thereby.

                  9.8.3 If JCN shall fail to notify KHC whether it elects to buy or to sell within the time period specified above, such failure shall be deemed to be an election to sell all of the JCN Interest to KHC at a price based upon the Company Value and based upon other terms specified in the Buy-Sell Offer. KHC shall be entitled to withdraw the Buy-Sell Offer by giving JCN written notice of the withdrawal prior to the earlier of (A) the date JCN gives KHC written notice of its election to purchase or to sell pursuant to this provision ("JCN's Election"), or (B) the date on which JCN shall be conclusively deemed to have elected to sell its Interest to KHC.

                  9.8.4 The purchase price to be paid by the purchasing Member (the "Purchaser") to the selling Member (the "Seller") shall be equal to the amount which the Seller would have received had all of the Company's assets been sold for a price equal to the Company Value and the Company had then immediately liquidated pursuant to Section 10.3 (the "Purchase Price").

                  9.8.5 The Purchaser shall have the option of:

                        9.8.5.1 Paying cash for the full amount of the Purchase Price within sixty (60) days of the earlier to occur of (1) the date of JCN's Election or (2) the date on which JCN shall be conclusively deemed to have elected to sell its Interest to KHC, or

                        9.8.5.2 Paying one-third of the Purchase Price in cash, within sixty (60) days of the earlier to occur of (1) the date of JCN's Election or (2) the date on which JCN shall be conclusively deemed to have elected to sell its Interest to KHC, and issuing a promissory note (the "Note") to the other Member for the remaining two-thirds of the Purchase Price (the "Balance"). The Balance, with interest accruing at the rate of ten percent (10%) per annum on the unpaid principal thereof, shall be payable on the six-month anniversary of the date of the Note. Payment of the Note shall be secured by a security interest in assets which have a fair market value, net of any debt to which such assets may be subject, equal to 100% of the Balance; provided, however, that a first priority security interest in all Interests in the Company shall be deemed to satisfy this requirement.

         9.9 WITHDRAWAL OF MEMBER. No Member shall withdraw from the Company without the prior written consents of all of the other Members, except as provided in Section 9.8. A withdrawal by a Member without such prior written consent shall be in violation of this Operating Agreement and the Company shall be entitled to any and all remedies provided in the Act or otherwise by law upon such withdrawal in violation of this Operating Agreement.

         9.10 ADJUSTMENT OF PERCENTAGE INTERESTS. Upon the Transfer of a Member's Interest or a withdrawal by a Member, the Percentage Interests of each Member shall be adjusted to take into account such Transfer or withdrawal.


                                   SECTION 10
                           DISSOLUTION AND TERMINATION

         10.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved upon the first to occur of the following events:

              10.1.1 The expiration of the term of the Company as set forth in this Operating Agreement and the Articles of Organization;

              10.1.2 Any disposition by the Company of all or substantially all of its interests in Company Property, unless the Company as part of the consideration for any such disposition acquires a promissory note or other evidence of indebtedness, in which case the Company shall be dissolved following the payment or disposition of such note or other evidence of indebtedness;

              10.1.3 The unanimous written agreement of the Members to dissolve;

              10.1.4 The entry of a decree of dissolution of the Company pursuant to the Act;

              10.1.5 At the option of KHC, a Change in Control of JCN and the subsequent termination of the Global Management Agreement pursuant to a right of the Company to do so set forth in the Global Management Agreement;

              10.1.6 At the option of KHC, an aggregate decrease of thirty-five percent (35%) or more in the square footage of JCN Properties, as measured from December 31, 1997 to any subsequent date;

              10.1.7  At the option of KHC, as described in Section 7.3(ii); or

              10.1.8 Except as otherwise agreed upon in this Operating Agreement or the Articles of Organization, any other event causing a dissolution of the Company under the provisions of the Act, unless there is at least one remaining Member and the business of the Company is continued with the consent of a Majority in Interest within ninety (90) days of receipt of written notice of such event causing dissolution of the Company.

         10.2 EFFECT OF DISSOLUTION. Except as otherwise provided herein, upon the dissolution of the Company, the Management Committee shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Management Committee shall satisfy and compromise the liabilities of the Company (which may include the establishment of reasonable cash reserves for any contingent or unforeseen liabilities of the Company), perform a Deemed Sale Exercise and adjust the Capital Accounts of the Members accordingly, make distributions in cash or in kind to the Members, and do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up.

         10.3 APPLICATION OF PROCEEDS. Upon dissolution of the Company, the Company shall perform a Deemed Sale Exercise and adjust the Capital Accounts of the Members accordingly. After the Deemed Sale Exercise has been performed, the assets of the Company shall be distributed to the extent available. The assets of the Company shall be distributed in the following order of priority, except to the extent inconsistent with Section 7.3(ii):

              10.3.1 First, to the payment of debts and liabilities of the Company (including those to the Members) and the expenses of liquidation.

              10.3.2 Next, but only if the Company is dissolved as a result of an event described in Section 10.1.5, Section 10.1.6 or Section 10.1.7 above, to KHC, cash in the amount set forth opposite the appropriate year of dissolution below:


      YEAR OF                    PAYMENT
    DISSOLUTION

       1998                      $400,000
                                 --------
                                   (PI)
       1999                      $300,000
                                 --------
                                   (PI)
       2000                      $200,000
                                 --------
                                   (PI)
       2001                      $100,000
                                 --------
                                   (PI)

       2002 and                     $0
       beyond


where, "PI" equals the Percentage Interest of JCN at the time of the occurrence of the event described in Section 10.1.5, Section 10.1.6 or Section 10.1.7 above. The amount paid to KHC pursuant to this Section 10.3.2 shall be treated as an expense of the Company and such payment shall not be debited against KHC's Capital Account (except with regard to the extent of KHC's allocable share of such expense determined pursuant to Section 5).

                  10.3.3 Next, to the establishment of reserves for any contingent liabilities or obligations of the Company as deemed necessary by the Management Committee in its sole discretion.

                  10.3.4 Next, to the Members, in proportion to their respective Percentage Interests, an amount equal to the Fair Market Value of the Non-M&L Assets.

                  10.3.5 Next, to the Members, pro rata and in pari passu, in the amount of the excess of each Member's Unreturned Capital over the Losses allocated to such Member pursuant to Section 5.4 which have not been offset by Profits allocated to such Member pursuant to Section 5.3(iii).

                  10.3.6 Next, to JCN to the extent of the positive balance of the JCN Memorandum Account.

                  10.3.7 Next, to KHC to the extent of the positive balance of the KHC Memorandum Account.

                  10.3.8 Next, to the Members in accordance with and to the extent of their positive Capital Account balances, but if insufficient, then pro rata in accordance with the Capital Account balances of the Members.

                  10.3.9 Next, to the Members in proportion to their respective Percentage Interests.

Such assets of the Company shall be applied and distributed so as, to the extent possible, return to KHC, in kind, assets contributed by it to the Company and to JCN, in kind, JCN Stock or Call Rights. The value of such assets shall be determined in a manner consistent with the manner used to determine the value of such assets when performing a Deemed Sale Exercise.

         10.4 NO NEGATIVE CAPITAL ACCOUNT RESTORATION. In no event shall any Member be required to contribute capital to restore a negative balance in such Member's Capital Account upon the liquidation of the Company or such Member's Interest, or at any other time.


                                   SECTION 11
                                  MISCELLANEOUS


         11.1 TITLE TO ASSETS. Title to Company Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in Company Property, except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to seek or obtain a partition of Company Property, nor shall any Member have the right to any Company Property upon the liquidation of or any distribution from the Company.

         11.2 NATURE OF INTEREST IN THE COMPANY. A Member's Interest shall be personal property for all purposes.

         11.3 CREDITORS. None of the provisions of this Operating Agreement shall be for the benefit of or be enforceable by any creditors of the Company.

         11.4 ORGANIZATIONAL EXPENSES. Each Member shall pay its own legal and other fees and expenses incurred in negotiating and documenting this Agreement and related agreements and in consummating the transactions required to organize the Company. The Company shall pay all filing and similar fees due upon the creation and formation of the Company.

         11.5 NOTICES AND COPIES FILED DOCUMENTS. Any notice, demand, request, call, offer or other communication required or permitted to be given by this Operating Agreement shall be sufficient if in writing and if hand delivered or sent by mail to the address of the Member as it appears on the records of the Company. All mailed notices shall be deemed to be given when deposited, in the United States mail, postage prepaid. Upon the return by the Secretary of State of any articles, notices, documents or judicial decree of amendment marked "Filed", the person or persons executing such documents shall promptly deliver or mail a copy thereof to each Member.

         11.6 WAIVER OF DEFAULT. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Operating Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

         11.7 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY
ANY PARTY OR PARTIES AGAINST ANY OTHER PARTY OR PARTIES ON ANY
MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

         11.8 ENTIRE AGREEMENT. This Operating Agreement contains the entire agreement between the Members and supersedes all prior negotiations among the parties hereto with respect to the subject matter hereof.

         11.9 SEVERABILITY. In the event any provision of this Operating Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Operating Agreement shall not be affected thereby and shall remain in full force and effect and be enforced to the greatest extent permitted by law.

         11.10 BINDING AGREEMENT. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Operating Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         11.11 HEADINGS. The headings of the Sections of this Operating Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

         11.12 COUNTERPARTS. This Operating Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one Operating Agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

         11.13 AMENDMENT. This Operating Agreement may be amended or modified from time to time only by a written instrument adopted and executed by all of the Members. No Member shall have any vested rights in the Operating Agreement that may not be modified through an amendment to the Operating Agreement.

         11.14 GOVERNING LAW: CONSENT TO JURISDICTION: WAIVER. This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflict of laws principles. Any suit, action or proceeding arising out of or relating to this Operating Agreement can be brought by the Company or the Members in the federal district court for Missouri, or in the state district court for Jackson County, Missouri (collectively, the "Courts"), as the Company or any Member may elect. By executing and delivering this Operating Agreement, the Members and their successors and assigns hereby irrevocably and unconditionally submit to the non-exclusive personal jurisdiction of the Courts, and irrevocably and unconditionally agree not to assert in any proceeding before the Courts or any other court or tribunal, by way of motion, as a defense or otherwise, any claim contesting or challenging the personal jurisdiction of the Courts. In addition, the Members irrevocably waive, to the fullest extent permitted by law, (i) any objection that they may now or hereafter have to the laying of venue in the Courts for any suit, action or proceeding arising out of or relating to this Operating Agreement or (ii) any objection that such suit, action or proceeding has been brought in an inconvenient forum.

         11.15 HOLIDAYS, ETC. If any date or the last day of any time period under this Operating Agreement shall fall on a Saturday, Sunday or holiday, such date or last day shall be treated as falling on the next business day after such Saturday, Sunday or holiday.

         11.16 INTERPRETATION. Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

         11.17 PARTNERSHIP TAX TREATMENT. The Members intend that the Company will be characterized as a partnership for federal and state income tax treatment. Each Member agrees that it shall not take any action inconsistent with such partnership tax treatment.

         IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the date first above written.


                                            J. C. NICHOLS COMPANY


                                            By: /s/ Barrett Brady
                                                -------------------------
                                            Name:  Barrett Brady
                                                  -----------------------
                                            Title: President
                                                   ----------------------


                                            KESSINGER/HUNTER & COMPANY, INC,


                                            By: /s/ Charles H. Hunter
                                               --------------------------
                                            Name: Charles H. Hunter
                                                 ------------------------
                                            Title:  President
                                                   ----------------------

                                  SCHEDULE 1.15

                                 EBITDA FORMULA


EBITDA shall be calculated in the following manner:

EBITDA shall be defined as revenues less operating expenses consistent with Generally Accepted Accounting Principles as adjusted by adding back interest expense, taxes, depreciation and amortization charges and;

There shall be further adjustments as follows:

         Add back "extraordinary losses" - extraordinary losses for purposes of this formula shall mean losses incurred as a result of uninsured catastrophe or liability claims in excess of $100,000 in any applicable year.

         All revenue described in the Operating Agreement as "Work In Process" at the end of any calendar year shall be considered to be operating revenue in that calendar year.


It is understood by the parties that all organizational expenses incurred as part of this contemplated transaction shall be borne by the party incurring same. KHC will capitalize its respective organizational expenses and, therefore, by definition they shall not impact EBITDA.

                                  SCHEDULE 1.41

                              DEFINITION OF N.O.I.


         Net Operating Income shall be effective gross revenue less operating expenses (including reimbursable and nonreimbursable expenses), consistent with Generally Accepted Accounting Principles; provided, however, that in no event shall lease commission expense (or amortization thereof) or tenant improvement expenditures (or amortization or depreciation thereof) be a deduction in computing Net Operating Income.

                                  SCHEDULE 3.1A

                           KHC'S INITIAL CONTRIBUTION

Initial Contribution of KHC:

KHC's Initial Contribution shall consist of the following assets:

         All of KHC's fixed assets, tangible personal property, goodwill, work force in place, other intangible business assets and management, leasing and related contracts to which KHC is a party except the "Excluded Assets." The "Excluded Assets" are (a) cash, (b) investments in Merin-Hunter-Codman, a Florida corporation, and Kessinger- Hunter Canada, a Canadian corporation, (c) note and accounts receivable, (d) existing life insurance policies and pre-paid expenses and (e) investment in a building known as the "Lively Building" in Chicago, Illinois.

         Upon receipt of KHC's Initial Contribution, the Company shall assume KHC's obligations under any and all contracts and other assets contributed to the Company by KHC and any and all lease obligations and personnel obligations (such as vacation, sick pay and other employee benefits); provided that the Company shall not assume all liabilities directly associated with income received by KHC prior to January 1, 1998.

         KHC shall, at the time of its Initial Contribution, make or cause one or more of its shareholders to make an interest free working capital loan to the Company. Such loan shall be repaid, without interest, when the funds are no longer needed by the Company, but prior to distributions to the Members.

                                  SCHEDULE 8.1


         Consists of Pages 1, 2 & 3 Following:

         PROVIDED THAT:

         The parties agree that (i) a prior projection of the 1998 N.O.I. from the JCN Properties totalled $20,985,000, which exceeds the total of the detailed breakdown of projected individual building 1998 N.O.I. set forth on this
Schedule 8.1 by $58,211 and (ii) to the extent (if any) that JCN demonstrates to KHC that all or part of such $58,211 difference in fact corresponds to projected 1998 N.O.I. (a "Disparity"), the projection of aggregate N.O.I. from the JCN Properties set forth in Section 8.1 shall (in both places it occurs in Section 8.1) be increased accordingly and adjustments to the applicable individual building N.O.I. projections set forth on this Schedule 8.1 made to reflect a reconciliation of the Disparity.

                     FIRST AMENDMENT TO OPERATING AGREEMENT
                                       OF
                                  KH-JCN, L.C.


         THIS FIRST AMENDMENT TO OPERATING AGREEMENT (this "Amendment") is made and entered into as of the 31st day of December, 1998, between J.C. NICHOLS COMPANY ("JCN") and KESSINGER/HUNTER & COMPANY, INC.("KHC").

                                    RECITALS

         WHEREAS, JCN and KHC (the "Members") are all of the members of a Missouri limited liability company styled "KH-JCN, L.C." (the "Company"), operating pursuant to that certain "Operating Agreement of KH-JCN, L.C." dated as of November 21, 1997 (the "Operating Agreement") and capitalized terms used herein shall, unless the context otherwise requires, have the meaning assigned such terms in the Operating Agreement;

         WHEREAS, the Members have paid and/or incurred certain legal expenses relating to their taxation and to negotiating and preparing the formation documents of the Company (the "Company Organizational Expenses");

         WHEREAS, KHC has paid and/or incurred certain legal expenses relating to negotiating and preparing the Global Management Agreement from the Company's perspective (the "Company Management Agreement Expenses");

         WHEREAS, the Members have each paid and/or incurred certain legal expenses relating to negotiating and documenting employee contracts and independent contractor agreements between the Company and the "Key Individuals" as such term is defined in Section 7.2.3.7. of the Operating Agreement (the "Company Service Agreement Expenses"); and

         WHEREAS, the Members desire to amend the Operating Agreement to provide for the recognition of such payments on their own behalf and on behalf of the Company for the above-mentioned tax counsel and for the above-mentioned Company Organizational Expenses, Company Management Agreement Expenses and Company Service Agreement Expenses (collectively, the "Initial Company Expenses") as capital contributions and set forth certain understandings with respect thereto.

         NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. ADDITION OF DEFINED TERMS. The Recitals to this Amendment set forth above are hereby deemed incorporated in the Operating Agreement as a part thereof, and the terms defined therein shall constitute additional defined terms for purposes of the provisions of the Operating Agreement, including those amended by this Amendment.


2. AMENDMENT OF SECTION 3. Section 3 of the Operating Agreement is hereby amended by adding the following new provision after Section 3.8.

                  3.9 ORGANIZATIONAL EXPENSE CAPITAL CONTRIBUTIONS. Each Member shall notify the Company of any Initial Company Expenses heretofore or hereafter paid by such Member. Notwithstanding Section 11.4 hereof, each such payment of an Initial Company Expense by a Member shall be deemed to be a contribution to the capital of the Company by such Member in the amount of such payment and shall be credited to the Capital Account of such Member (but shall not be treated as a "Capital Contribution" for purposes of computing Unreturned Capital). Notwithstanding anything to the contrary in this Agreement, the amount of any such Capital Contribution and the portion of the Capital Account balance of each Member applicable to such Member's share of the unamortized balance of such Initial Company Expenses contributions shall not be taken into consideration for purposes of determining the amount of any distribution from the Company, whether or not in liquidation of the Company, it being understood that, upon the termination of the Company or upon the cessation of the business of the Company, each Member shall be entitled to a deduction equal to such Member's share of the unamortized balance of such Initial Company Expenses contributions as permitted under the Code and as determined pursuant to Section 5.5(vi) hereof. It is intended that the Manager shall cause the Company to amortize such portions of the Initial Company Expenses as qualify as "organizational expenses" over the shortest period permitted by Section 709 of the Code.

         3. AMENDMENT OF SECTION 5.5. Section 5.5 of the Operating Agreement is hereby amended by adding the following new provision after Section 5.5(v):

            (vi) All deductions attributable to the amortization of the Initial Company Expenses shall, for book and tax purposes, be allocated entirely to the Member who paid such Initial Company Expenses (with such Member's Capital Account accordingly being decreased by the amount of such deductions allocated to it).

         4. AMENDMENT OF SECTION 10.2. Section 10.2 of the Operating Agreement is hereby amended by adding the following sentence at the end thereof:

            Upon a dissolution and termination of the Company, and notwithstanding anything to the contrary expressed or implied in any other provision of this Agreement, neither JCN nor any successor to the JCN Interest or any part thereof shall have any rights in the name "Kessinger/Hunter & Company", such name (and/or any name(s) similar thereto) shall not be considered

            Company Property (and no value shall be associated therewith for purposes of determining liquidating distributions) and KHC shall be permitted to thereafter use such name (and/or any name(s) similar thereto) without restriction.


         5. OPERATING AGREEMENT CONTINUES. The Operating Agreement, as amended hereby, shall remain in full force and effect in accordance with its terms.

         6. COOPERATION ON FUTURE DOCUMENTS AND MATTERS. The parties agree that at any time, and from time to time, each will, on the request of any other party, execute, deliver and file with the appropriate authorities such documents and instruments and do such acts and things as such other party may reasonably request in order to effectuate fully the purposes of this Amendment.

         7. PARAGRAPH AND ARTICLE TITLES. The captions and titles of the various paragraphs in this Amendment are for convenience and reference only and in no way define, limit, or describe the scope or intent of this Amendment, nor in any way affect this Amendment.

         8. GOVERNING LAW. This Amendment and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Missouri. This Amendment shall be construed on a parity as between the parties.

         9. SUCCESSORS AND ASSIGNS. Except as herein otherwise specifically provided, this Amendment shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns, as applicable.

         10. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts; and each such counterpart hereof shall be deemed to be an original instrument; but all such counterparts together shall constitute but one contract.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.


J.C. NICHOLS COMPANY,
a Missouri corporation


By:/s/ Barrett Brady
   -----------------------
Name: Barrett Brady
     ---------------------
Title: President
      --------------------


                                   (3)

KESSINGER/HUNTER & COMPANY, INC.,
a Missouri corporation


By: /s/ Charles H. Hunter
   ---------------------------------
Name:   Charles H. Hunter
      ------------------------------
Title:  President
       -----------------------------








                                      (4)